                          SCHEDULE 14A
                         (RULE 14A-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
         EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:
_X_ Preliminary Proxy Statement         ___ Confidential, for Use
                                        of the Commission Only
                                        (as permitted by Rule
                                        14a-6(e)(2))
___ Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CORPORATE REALTY INCOME FUND I, L.P.
- ------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)
_________________________________________________________________
           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
      _X_  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
           or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
      ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
      ___  Fee computed on table below per Exchange Act Rules
           14a-6(i)(4) and 0-11.
      (1)  Title of each class of securities to which transaction applies:
_________________________________________________________________

      (2)  Aggregate number of securities to which transaction
           applies:
_________________________________________________________________


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________________________________________

      (4)  Proposed maximum aggregate value of transaction:
_________________________________________________________________
      (5)  Total fee paid:
_________________________________________________________________

      ___  Fee paid previously with preliminary materials.
_________________________________________________________________

      ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
_________________________________________________________________


      (2)  Form, Schedule or Registration Statement No.:
_________________________________________________________________


      (3)  Filing Party:
_________________________________________________________________


      (4)  Date Filed:
_________________________________________________________________


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               CORPORATE REALTY INCOME FUND I, L.P.
                       406 East 85th Street
                    New York, New York  10028
_________________________________________________________________

                       PROXY STATEMENT
_________________________________________________________________

                    WRITTEN CONSENT IN LIEU OF
            SPECIAL MEETING OF THE LIMITED PARTNERS
_________________________________________________________________


                           INTRODUCTION


     The accompanying form of proxy is solicited on behalf of the General Partners of Corporate Realty Income Fund I, L.P. (the "Partnership") to solicit written consents in lieu of a special meeting of Limited Partners. Written consents and proxies must be received by the Partnership before the date on which all votes will be counted, which date will be the 28th day after the earliest dated consent is delivered to the Partnership provided, however, that such date may be extended from time to time by the General Partners to a date not later than 60 days after such earliest dated consent is delivered to the Partnership. The Partnership has first mailed these proxy materials to Limited Partners and Unitholders on or about _________________, 1995. The Partnership's principal executive office is located at 406 East 85th Street, New York, New York 10028. Limited Partners and Unitholders of record at the close of business on _______________, 1995 (the "Record Date") will be entitled to vote.

     Proxies in the accompanying form which are properly dated, executed, and duly returned to the Partnership and not revoked will be voted as specified and, if executed without specifying a vote, will be voted in favor of the proposal discussed in this Proxy Statement. Each proxy granted is revocable and may be revoked at any time prior to its exercise by obtaining, completing, executing, and returning an additional proxy indicating the changed vote. Additional proxies may be obtained by calling the Partnership's
independent proxy solicitation company at 1-800-290-6426.   The
Unitholders may vote only by giving a written proxy to SB Depositary Corp. (the "Assignor Limited Partner"), as required by the Partnership's agreement of limited partnership (the "Partnership Agreement") and as discussed below.
     As of __________________, 1995, 3,200,000 limited partnership interests in the Partnership were outstanding with each interest (an "Interest") entitled to one vote on all matters to be voted upon. All of the Interests are held by the Assignor Limited Partner, which issued to the Unitholders depositary units of limited partnership interest in the Partnership (the "Units"). The Units represent an assignment of the economic and other rights attributable to the Interests. As of _________________, 1995, 3,200,000 Units were outstanding, with each Unit entitled to one vote on all matters to be voted upon, but only by giving a proxy to the Assignor Limited Partner to vote an Interest. The Assignor Limited Partner will only vote the Interests held by it in accordance with, and to the extent of, Unitholders' proxies.
The persons named in the accompanying proxy will vote on behalf of the Assignor Limited Partner as instructed by each Limited Partner and Unitholder with respect to the proposal discussed in this Proxy Statement.

                    MATTERS UPON WHICH TO VOTE

     The General Partners recommend to the Limited Partners and Unitholders that they approve a proposal (the "Proposal") to (i) arrange for secured borrowings, in the form of a credit line facility or otherwise, (ii) use such financing proceeds to fund the acquisition and improvement of additional commercial buildings, and
(iii) amend (the "Amendment") the Partnership Agreement to authorize such transactions. The Amendment will be effective as of the date the votes are counted if it is approved by the Limited Partners and Unitholders.

PURPOSE AND EFFECT OF THE PROPOSAL

     The Partnership originally intended to finance approximately 50% of the aggregate purchase price of its properties. Having received net proceeds from its offering of Units totalling approximately $74,000,000, the Partnership would have been expected to invest approximately $150,000,000 in commercial and industrial real properties. However, because of changes in the commercial real estate market, the Partnership acquired only six properties for an aggregate purchase price of approximately $80,000,000, of which $10,000,000 constituted loan proceeds. The Proposal restores the General Partners' original authority, now lapsed, to leverage the Partnership's properties and use the financing proceeds to acquire additional commercial properties.
    All six properties were net leased to single tenants on a long-term basis. The Partnership anticipated holding such properties for approximately five to ten years, during which time it would receive net rental payments from the tenants, after which it would seek to sell the properties at prices which would hopefully provide long-term capital appreciation.
      The Partnership has endured the bankruptcy of two of its tenants, the expiration of a third lease and the amendment of another to avoid an early termination, and declines in the occupancy and rental rates for commercial properties. The General Partners have successfully converted properties to multi-tenant buildings and re-leased all vacated space, but at lower rates than those paid by the original net lease tenants. In addition, the rental income from the Partnership's other two properties is expected to decrease after the expiration of the initial terms of the existing single-tenant leases. As a result, the Partnership's rental income from its properties and distributions to Unitholders have decreased significantly and the Partnership cannot presently expect to recover its entire investment if it were to sell such properties. Moreover, because of the length of existing leases, the Partnership's properties would be slow to reflect any improvements in market rents and property values.
      The Proposal is designed to accelerate the Partnership's participation in any increases in commercial real estate rents and property values. By using the equity in its properties to finance the purchase of additional properties, the Partnership would further diversify its assets and reduce the impact of underperforming properties on its entire portfolio. The acquisition of additional properties would also increase the Partnership's net income and distributions to Unitholders, to the extent the revenues from such properties exceed operating and financing costs related to such properties. The General Partners intend to seek multi-tenant commercial properties which, with improvements, might achieve higher occupancy and rental rates. If successful, this policy would further increase the Partnership's net income and distributions to Unitholders and the net value of the Partnership's portfolio of properties.

FINANCING TERMS AND EFFECTS

     The General Partners have engaged in discussions with a lender concerning potential terms of secured borrowings to finance the acquisition and improvement of additional properties. However, the Partnership has neither sought nor obtained a commitment for any such financing. The following discussion represents the General Partners' expectations regarding such loan terms. The actual terms of any borrowings may differ from such expectations, but will be within the limits established by the Partnership Agreement.
      The mortgage financing will be secured by all or most of the Partnership's properties, including its existing properties. The indebtedness will be non-recourse, meaning that the lender's recourse will be limited to the properties which secure the debt; neither the Partnership nor its Partners and Unitholders will be liable for any deficiency between the value of the Partnership's properties and the outstanding indebtedness.
      The General Partners expect the financing to be initially structured as a secured revolving line of credit, against which the Partnership could draw funds as and when additional properties are acquired and/or improved. Outstanding amounts drawn by the Partnership would bear interest at a variable rate determined by the prime rate or other index announced from time to time by the lender. In addition to such interest, the lender will receive a financing fee (computed as a percentage of the credit line facility) plus payment of its out-of-pocket costs, such as appraisal, architect, and legal fees. Monthly payments of interest only will be required until maturity, at which time the entire principal amount will be due. Such financing would be short-term, with a probable maturity of only one year, so that the facility must be extended or refinanced each year.

      The General Partners intend to replace the credit line facility with a fixed rate mortgage loan after the Partnership has completed its purchase of additional properties. Any such financing would likely require monthly payments of principal and interest until maturity, at which time a substantial balloon payment of remaining principal would likely be due and payable.
The General Partners expect that any such loan would feature a short to medium term of approximately three to seven years.
      The Partnership's lenders can be expected to impose limiting conditions on the Partnership's ability to borrow funds. Such conditions would include debt service coverage (the Partnership's net income before debt service would have to exceed debt service payments by a stated multiple) and loan to portfolio value (the outstanding indebtedness could not exceed a stated percentage of the value of the Partnership's properties). These limitations are separate from those imposed by the Partnership Agreement, as described below.
      The General Partners expect to approximate the Partnership's original intention of a loan to value ratio of 50%. Accordingly, it is expected that the Partnership's total borrowings will approximate 50% of the sum of (x) the appraised values of the Partnership's original six properties plus (y) the purchase price of additional properties acquired by the Partnership pursuant to the Proposal. The Partnership is not limited as to borrowing for any individual property; the aggregate borrowings on all properties may not exceed an amount equal to the sum of (i) 60% of the aggregate purchase price of all properties which are not refinanced plus (ii) 80% of the aggregate value of all refinanced properties.
      The effects of the Proposal's leveraging are, on the one hand, to increase the funds available for investment by the Partnership and, on the other hand, to increase the risk of loss on a leveraged property. To be profitable, the Partnership's properties will need to generate cash flow in amounts sufficient to not only cover operating expenses but also to pay all financing costs. The higher the rate of interest on the financing, the more difficult it will be for the Partnership to meet its obligation and the greater the possibility of default. If the Partnership defaults on secured indebtedness, the lender may foreclose and the Partnership could lose its investment in the property.
      It is anticipated that the Partnership's mortgage financing will not provide for the amortization of the entire principal amount of such loans or a substantial portion thereof prior to maturity. Such mortgages involve greater risks than mortgages where the principal amount is amortized over the term of the loan because the ability of the Partnership to repay the outstanding principal amount of the balloon loan at maturity may depend upon the Partnership's ability to obtain adequate refinancing, which will in turn depend upon economic conditions in general and the value of the underlying properties in particular. There is no assurance that the Partnership will be able to replace the credit line facility with a fixed rate loan or pay or refinance any balloon payment mortgage at maturity.

VOTE REQUIRED FOR APPROVAL

     Approval of the Proposal, including adoption of the Amendment, requires the affirmative vote of a majority of the outstanding
Interests.

                          THE AMENDMENT

     The Amendment consists of revisions to Paragraphs 15.2.13, and 15.4.18, and the deletion of Paragraph 15.4.34, of the Partnership Agreement.
      Paragraph 15.2.13 of the Partnership Agreement would be revised in its entirety, to permit investment of financing proceeds in additional properties, to read as follows:
     "15.2 Powers of the General Partners. The conduct of the Partnership's business shall be controlled by the General Partners. The General Partners shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Partnership's business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Paragraph 15.4 following, include the right, authority and power:

     15.2.13 to reinvest all Cash From Initial Financing and all Cash from Sales and Refinancings;"
     Paragraph 15.4.18 of the Partnership Agreement would be revised in its entirety, to permit investment of financing proceeds in additional properties, to read as follows:
     "15.4 Limitations. Neither the General Partners nor any Affiliate shall have the authority to:
     15.4.18 reinvest in Property any Adjusted Cash From
Operations;"
      Paragraph 15.4.34 of the Partnership Agreement would be deleted in its entirety, to permit greater amounts of non-amortizing, balloon payment financing (such financing is presently limited to 25% of the total purchase price of acquired properties).


            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     The General Partners of the Partnership are 1345 Realty Corporation (the "Corporate General Partner") and Robert F. Gossett, Jr. All of the shares of capital stock of the Corporate General Partner are owned by Mr. Gossett and his wife. The Proposal may increase the compensation payable to the General Partners by the Partnership, as discussed below.
      The Proposal will not result in any additional acquisition fees payable to the General Partners because such fees cannot be paid in connection with the refinancing of the Partnership's original six properties. Similarly, the General Partners will not receive any increased asset management fees because such fees are determined solely by the investment of net proceeds of the Partnership's offering of Units (which offering was completed in 1987). However, to the extent the Partnership acquires (and eventually disposes of) additional properties and thereby increases its net cash from operations and its net cash from sales of properties, the General Partners will receive the following additional compensation: property management fees ranging from 1% to 6% of gross revenues from the operation of the Partnership's additional properties depending on the type of property, length and nature of the lease, and the extent of leasing services performed by the General Partners; partnership management fees equal to 7% of any increase in the Partnership's adjusted cash from operations, to the extent the revenues generated by the Partnership's additional properties exceed the expenses associated with such properties, including financing costs; the General Partners' interest as Partners of the Partnership, equal to 1% of any increase in distributions to Partners, to the extent such increase is attributable to operation of the Partnership's additional properties; and upon the sale of any such additional Partnership properties, the General Partners will be entitled to 1% of any distributions of such sale proceeds until the Limited Partners and Unitholders have received an 8% per annum priority return, then a property disposition fee in an amount up to 1% of the gross sales price of such additional properties, and, finally, 25% of any remaining distributions to the Partners and Unitholders from such sales proceeds.

                   SECURITY OWNERSHIP OF CERTAIN
                 BENEFICIAL OWNERS AND MANAGEMENT

     As of _______________, 1995, no person was known by the Partnership to be the beneficial owner of more than five percent (5%) of the outstanding Units.
     As of _______________, 1995, neither of the General Partners nor any of the directors or officers of the Corporate General Partner owned any Units of the Partnership.
          On November 30, 1994 and effective as of July 1, 1994, Robert F. Gossett, Jr., the Individual General Partner of the Partnership, acquired for his own account and for the account of his wife, Pauline G. Gossett, all of the outstanding capital stock of the Corporate General Partner of the Partnership. Such capital
stock was acquired from Smith Barney (Delaware) Inc.   Mr. Gossett
funded such acquisition from available personal funds, without any loan proceeds. As a result of such acquisition, Mr. Gossett owns or controls, directly or indirectly, the entire interest of the General Partners in the Partnership.

          There are no arrangements, known to the Partnership, which may at a subsequent date result in a change in control of the Partnership.

                        EXPENSE OF SOLICITATION

          The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies is being borne by the Partnership. In addition to the solicitation of proxies by use of the mails, the Partnership and the General Partners and their respective officers and regular employees, acting on behalf of the Partnership, may solicit proxies by telephone, telegraph, or personal interview. In addition, the Partnership has retained D.F. King & Co., Inc., an independent proxy solicitation company, to aid in the solicitation of proxies, for which the Partnership will pay an estimated fee of $5,000, plus expenses. The Partnership will, at its expense, request custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of Units held of record by such persons.

             [Remainder of page intentionally left blank]

     Your cooperation in giving this matter your immediate attention and in returning your proxies promptly will be appreciated.

                         By Order of the General Partners
                         1345 REALTY CORPORATION

                         By Robert F. Gossett, Jr., President


                         ROBERT F. GOSSETT, JR.


Dated: ___________________, 1995

CORPORATE REALTY INCOME FUND I, L.P.
406 EAST 85TH STREET
NEW YORK, NEW YORK  10028


PROXY CARD                                 CUSIP NO._____________

PROXY TO SOLICIT WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF LIMITED PARTNERS THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNERS. The undersigned hereby appoints Robert F. Gossett, Jr. and Madeline Matlak, and each of them, acting on behalf of SB Depositary Corp., as proxies for the undersigned, with full power of substitution, to vote all limited partnership interests ("Interests") and all Interests attributable to depositary units of limited partnership interest ("Units") in Corporate Realty Income Fund I, L.P. (the "Partnership") which the undersigned is entitled to vote as Limited Partner or Unitholder of record on ________________, 1995, hereby revoking any proxy or proxies heretofore given by the undersigned to any person or persons with respect to such Interests and Units. Said proxies are instructed to vote as specified in the spaces on the reverse side.


                         Please sign as name(s) appear(s) hereon.
                         PROXIES MUST BE DATED
                         WHEN SIGNED.  When signing as attorney,
                         executor, administrator, trustee or
                         guardian, the full title of such should be given.


                         _____________________Date______________
                         Signature of Unitholder


                         _____________________Date______________
                         Signature if held jointly

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED ONLY AS DIRECTED. IF YOU SIGN, DATE, AND RETURN THIS PROXY WITHOUT SPECIFYING A VOTE, YOUR INTERESTS AND UNITS WILL BE VOTED FOR THE PROPOSAL.
Receipt is acknowledged of the Proxy Statement relating to this solicitation.

PROPOSAL - To authorize the          FOR __  AGAINST __  ABSTAIN __
Partnership to incur additional
borrowings and use such loan
proceeds to finance the
acquisition and improvement
of other commercial buildings and
to amend the agreement of
limited partnership
of the Partnership to
permit such transactions.

To The Unitholders:

     Enclosed with this letter are a Proxy Statement and Proxy Card pursuant to which the General Partners of Corporate Realty Income Fund I, L.P. (the "Partnership") are seeking your authorization to acquire additional commercial rental properties on behalf of the Partnership and to mortgage existing Partnership properties to obtain financing for such acquisitions.

     ALL CONSENTS MUST BE RECEIVED WITHIN A 28-DAY PERIOD (UNLESS EXTENDED). THE GENERAL PARTNERS STRONGLY URGE YOU TO VOTE IN FAVOR OF SUCH ACTION BY DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT BACK IN THE ENCLOSED STAMPED ENVELOPE SO THAT IT REACHES US WITHIN SUCH PERIOD.

     When the Partnership was organized, the General Partners had the authority and intended to acquire approximately $150 million worth of properties, using roughly $75 million of debt and $75 million of equity. After acquiring properties at a cost of $80 million (using only $10 million of debt), the General Partners stopped buying buildings. Thereafter real estate values declined substantially.

     The General Partners feel that the real estate markets are improving and it is a good time to resume the Partnership's original acquisition plan. However, the General Partners' authority to buy more properties and to finance these purchases has lapsed with the passage of time.

THE PURPOSE OF THIS PROXY IS TO RESTORE TO THE GENERAL PARTNERS
THEIR ORIGINAL AUTHORITY -- NOW LAPSED -- TO FULFILL THE
PARTNERSHIP'S ORIGINAL INVESTMENT GOALS.

     Please date and sign the enclosed Proxy Card and return it today in the stamped envelope provided. It is important that you take part in this vote -- its outcome could significantly affect the value of your investment in the Partnership.

     If you have any questions, please call the Partnership's proxy solicitation agent at 1(800)290-6426.





Robert F. Gossett, Jr.,
Individual General Partner
and President, 1345 Realty Corporation,
Corporate General Partner
                                        June __, 1995

                    Re:  Upcoming Proxy Solicitation



     The General Partners of Corporate Realty Income Fund I, L.P. (the "Partnership") are mailing to Unitholders a Proxy Statement and Card pursuant to which the General Partners are seeking authorization to acquire additional commercial rental properties and to mortgage existing Partnership properties to finance such acquisitions.

     All consents must be received within a 28-day period (unless extended). The General Partners are seeking your help in getting the Unitholders to cast their votes by dating and signing the Proxy Card and mailing it in the enclosed stamped envelope so that it reaches us within such period.

      THE GENERAL PARTNERS STRONGLY RECOMMEND THE PROPOSED ACTION.


     The Partnership's original objective was to purchase approximately $150 million worth of properties, financed with $75 million in equity and $75 million in debt. We raised the necessary equity and began to buy buildings. After buying six buildings for a total cost of $80 million (using only $10 million in debt), the General Partners stopped buying buildings. Thereafter real estate values declined substantially. In hindsight this low level of debt allowed the Partnership to better weather this downturn.

     All of the Partnership's buildings are currently fully leased and generate positive cash flows. The Partnership's fourth quarter 1994 distribution was increased to $0.30 per unit from $0.25 per unit for the previous quarter.

     However, the downturn did negatively affect the Partnership's financial position. Although the General Partners have managed to fully lease all of the buildings, the current rents are less than the rents in place when the buildings were purchased.
Consequently, the underlying property values have been reduced from their original acquisition levels. In addition, because these rent levels are "locked-in" by leases, these values cannot significantly increase for the next several years. In short, for the foreseeable future, the Partnership will not generate the originally expected level of cash distributions and the properties cannot be sold for sufficient prices to return the Unitholder's original investment.

     The commercial real estate markets have begun an upturn. This upturn can be seen by the Partnership's own leasing activity. In 1991-92 we leased approximately 97,000 square feet of space at an average rent of about $11.35 per square foot. In 1993-94 we leased approximately 265,000 square feet at an average rent of about $11.80 per square foot. Many business publications have begun to discuss the increase in real estate occupancy levels throughout the United States.

     The General Partners believe that now is a good time to resume the Partnership's original acquisition plan. However, due to the passage of time, the General Partners no longer have the authority to buy more properties and to finance these purchases. Therefore we need Unitholder authorization.

     THE AUTHORITY BEING REQUESTED IS THE SAME AUTHORITY THAT THE
GENERAL PARTNERS ORIGINALLY HAD BUT DID NOT EXERCISE DURING THE
DOWNTURN IN COMMERCIAL REAL ESTATE MARKETS.

     If authorized, the General Partners intend to buy multi-tenant office buildings that will generate cash-on-cash returns sufficient to cover all new debt obligations incurred in connection with their acquisition. Ideally these buildings should be 75%-80% occupied, allowing the Partnership to lease the vacant space. This would increase the property's cash flow and value.

     The objective of these new acquisitions is to increase the Partnership's distributable cash flow and to increase the value of the Partnership's portfolio so that it can be liquidated at a profit to the Unitholders.

     If you have any questions or want to discuss it further, please call Bob Gossett at 1(800)633-3392.










Robert F. Gossett, Jr.,
Individual General Partner
and President, 1345 Realty Corporation,
Corporate General Partner
                                        June __, 1995